BY-LAW No. 5
KINGSWAY FINANCIAL SERVICES INC.
(the “Corporation”)
MEETINGS OF SHAREHOLDERS.
Place, Time and Notice. Meetings of shareholders of the Corporation shall be held at the registered office of the Corporation or at such other place and at such time as the Board of Directors, the Chair, the Chief Executive Officer or the President may determine, from time to time.
Electronic Meetings. If the directors or the shareholders of the Corporation call a meeting of shareholders pursuant to the laws governing the Corporation, those directors or shareholders, as the case may be, may determine that the meeting shall be held in accordance with the regulations, if any, governing the Corporation entirely by means of telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.
Chair. Subject to the provisions of any resolution of the Board of Directors, the Chair of the Board or, in his absence or inability or refusal or failure to act, the President or, in his absence or inability or refusal or failure to act, the Vice-President or, if there be more than one Vice-President, that one of them who may have been designated for the purpose by the Board of Directors, may preside at all meetings of shareholders. All of the foregoing officers may attend such meetings but no Vice-President shall act as chair if the Board of Directors shall have determined that he shall not so act. If all of the foregoing officers be absent or unable or refuse or fail to act, the persons present may choose a chair.
Quorum. Two (2) shareholders personally present and representing, either in their own right or by proxy, not less than twenty five percent (25%) of the issued shares of the Corporation shall constitute a quorum of any meetings of shareholders.
MEETINGS OF DIRECTORS.
Place, Time and Notice. Immediately after the annual meeting of shareholders in each year, a meeting of such of the newly elected directors as are then present may be held, provided that they shall constitute a quorum, without notice, for the appointment of officers of the Corporation and the transaction of such other business as may come before the meeting.
Subject to the provisions of any resolution of the Board of Directors, meetings of the Board of Directors may be called at any time by the Chair of the Board or any two directors and notice of the time and place for holding any meeting of the Board of Directors shall be given at least twenty-four (24) hours prior to the time fixed for the meeting. Any meeting so called may be held at the registered office of the Corporation or any other place which shall have been fixed by the Board of Directors.
Chair. Subject to the provisions of any resolution of the Board of Directors, the Chair of the Board or, in his absence or inability or refusal or failure to act, the President or, in his absence or inability or refusal or failure to act, the Vice-President or, if there be more than one Vice-President, that one of them who may have been designated for the purpose by the Board of Directors, shall preside at all meetings of the Board of Directors; provided that neither the President nor any Vice-President shall so act unless he is a director. If all of the foregoing officers be absent or unable or refuse or fail to act, the directors present may choose a chair from among their number. The chair at any meeting of directors may vote as a director.
Quorum. Except where the Corporation has only one director and subject to the laws governing the Corporation, the Board of Directors may, from time to time, fix by resolution the quorum for meetings of the Board of Directors but in no case shall a quorum be less than a majority of directors then in office.
REPEAL
Repeal. Upon this by-law coming into force, By-laws Nos. 2, 3 and 4 of the Corporation are repealed provided that such repeal shall not affect the previous operation of such by-laws so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under the validity of any contract or agreement made pursuant to any such by-law prior to its repeal. All officers and persons acting under such by-law so repealed shall continue to act as if appointed under the provisions of this by-law and all resolutions of the shareholders or board with continuing effect passed under such repealed by-law shall continue good and valid except to the extent inconsistent with this by-law and until amended or repealed.